Exhibit 23.1







                          Independent Auditors' Consent

The Board of Directors
Anteon International Corporation and subsidiaries:

We consent to the incorporation by reference in the registration statement (No. 333- ) on Form S-8 of Anteon International Corporation and subsidiaries of our report dated February 14, 2003, with respect to the consolidated balance sheets of Anteon International Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity (deficit), cash flows for each of the years in the three-year period ended December 31, 2002, and all related financial statement schedules, which report appears in the December 31, 2002, annual report on Form 10-K of Anteon International Corporation and subsidiaries.

As discussed in Note 2(g) to the consolidated financial statements, effective Janury 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodiwll and Other Intangibles.

KPMG LLP


McLean, Virginia
March 7, 2003